EXHIBIT 23.7

                            CONSENT OF HIGGS & JOHNSON

      We hereby consent to the references to our firm under the captions "Risk Factors--Risk Factors Relating to Our Business" and "Description of New Notes--Enforceability of Judgments" in the prospectus included in this Registration Statement on Forms F-4 and S-4 of Amethyst Financial Company Ltd. and Pride International, Inc.



                                             HIGGS & JOHNSON



Nassau, The Bahamas
December 8, 1999